Exhibit 99.1

Harrington West Financial Group, Inc. Raises $11.4 Million in Common and Preferred Stock and Announces Strategic Alliance with Concordia Capital

SOLVANG, Calif.--(BUSINESS WIRE)--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank, FSB and its division, Harrington Bank, today announced that it raised $11.4 million in equity capital in a private placement. This equity capital will support HWFG’s expansion plans and is expected to maintain Los Padres Bank in a well capitalized position. The private placement consists of an offering of common stock at $6.25 per share and non-cumulative, perpetual preferred stock at $25 per share with an 8% annual dividend, convertible into 4 shares of common stock ($6.25 conversion price). Concordia Financial Services Fund, L.P. (Concordia) will contribute $10.0 million of this capital by purchasing common and preferred shares in two closings as follows:

(1)	Today, Concordia purchased 458,768 shares of common stock and 61,757 shares of the preferred stock for proceeds of $4.4 million.
(2)	Within 5 days of Concordia receiving regulatory approval and HWFG receiving shareholder approval, Concordia will purchase 581,232 shares of common stock and 78,243 shares of preferred stock on the same terms, or $5.6 million in proceeds.

An additional 57,000 shares of the preferred stock were purchased today by other accredited investors and HWFG Board members for $1.4 million in proceeds. In total, $5.8 million in equity based proceeds are scheduled to be received today, with another $5.6 million in proceeds expected upon regulatory and shareholder approvals.

Harrington West and Concordia Capital Partners, LLC, the manager for Concordia, have entered into an advisory agreement, whereby Concordia will assist the Company in seeking acquisition opportunities in an effort to improve earnings and capital levels and in executing HWFG’s de-novo banking center plan in multi-markets. Concordia’s investment will provide capital to support HWFG’s growth. Once Concordia reaches ownership of 1.1 million equivalent common shares, the HWFG Board has agreed to increase the size of the Board by one seat and to allow Concordia to nominate one qualified director to the Board.

Commenting on the transaction, Craig J. Cerny, Chairman and CEO of HWFG, stated: “We are very pleased to have raised additional equity capital in the current banking environment and turbulent financial markets. We believe this equity will allow us to manage through the current environment and expand our franchise in line with our strategic plan. We are also very excited about our alliance with Concordia and their participation as our lead investor in this capital raising effort. The alliance with Concordia affords us the opportunity to capitalize on the many community banking opportunities presented by the current environment and assists us in our controlled de-novo banking center expansion in multi-markets.”

Steven Canup, Managing Partner of Concordia, further commented: “Concordia welcomes the opportunity to serve as the lead investor in this capital raising transaction and to work with HWFG’s Board and management team. We believe that the new capital, combined with the strong franchise and credit culture of Los Padres Bank, will enable HWFG to profitably expand its operations in this unique environment. We look forward to advising Craig and his team as they build HWFG into a premier community bank in the western US.”

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, the Phoenix metro, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $182.8 million in assets under management or custody.

Concordia Financial Services Fund, L.P. is a private equity fund focused on making value added and cooperative equity investments, exclusively in the financial services sector. The fund was founded by Mr. Kelvin Lee and Mr. Steven Canup, who bring varied and extensive experience in the community banking and mortgage sectors. Concordia is managed by Concordia Capital Partners, LLC, based in Beverly Hills, California.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company's beliefs and expectations concerning the impact of CMBS spreads on its TROR swaps as well as the impact of the deterioration in the sub-prime mortgage market on its AFS securities portfolio and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644